Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Provides First Quarter Operating Results Update

Earnings conference call set for 11 a.m. EDT May 8 to discuss complete results

•	Same-store merchandise sales up 8.2%

•	Average retail fuel volumes per store up 7.2%

CORPUS CHRISTI, Texas, April 22, 2008 – Susser Holdings Corporation (NASDAQ: SUSS) said today it expects to report same-store merchandise sales growth for the first quarter of 2008 of approximately 8.2 percent on a reported basis and 8.4 percent on a pro forma basis. Retail average per-store fuel volumes are expected to increase by 7.2 percent on a reported basis and 4.6 percent on a pro forma basis. The pro forma comparisons reflect the combined results of Stripes and Town & Country stores as if Susser had acquired Town & Country Food Stores at the beginning of 2007.

“Despite softer retail sales trends in other parts of the country in the first part of the year, activity in our markets has not been impacted,” said Sam L. Susser, President and Chief Executive Officer. “The Company continues to hit key milestones with respect to the integration of Town & Country, and we are pleased with the sales trends we have seen since the transaction closed last November 13th.

“The strength in oil prices and agricultural commodity prices continues to drive strong overall economic activity throughout Texas, and we are seeing the evidence of that in our stores. Although we remain vigilant in looking for signs of weakness in consumer spending, we feel very good about the strength of the markets where we operate,” Susser said.

First Quarter Earnings Conference Call

Susser will release its first quarter 2008 results on Wednesday, May 7, after the market closes. In conjunction with the release, the Company has scheduled a conference call that will be broadcast live over the Internet on Thursday, May 8, at 11 a.m. Eastern Daylight Time.

Susser Holdings Corporation – Page 2

What:	Susser Holdings First Quarter 2008 Earnings Conference Call

When:	Thursday, May 8, at 11 a.m. EDT

How:	Live via phone by dialing 303-262-2143, or live over the Internet by logging onto the Company’s web site at the address below

Where:	www.susser.com, on the “Events & Presentations” page of the “Investor Relations” section

A telephonic replay will be available through May 15 by calling 303-590-3000 and using the pass code 11112600#. An archive of the webcast will be available after the call for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 505 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 280 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 30, 2007 and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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